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                                                                      EXHIBIT 23

                               CONSENT OF KPMG LLP


The Board of Directors
The Oilgear Company:

We consent to incorporation by reference in the registration statements (Nos. 33-67672 and 33-59033) on Form S-8 of The Oilgear Company of our reports dated March 1, 2000, relating to the consolidated balance sheets of The Oilgear Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and shareholders' equity, comprehensive income, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports are incorporated by reference or appear in the December 31, 1999 annual report on Form 10-K of The Oilgear Company.



                                                    /s/ KPMG LLP


                                                        KPMG LLP

Milwaukee, Wisconsin
March 28, 2000